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                                                                      EXHIBIT 12

                            DEVON ENERGY CORPORATION

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

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
                                                                      YEARS DECEMBER 31,
                                                            ---------------------------------------
                                                            2001     2000    1999     1998     1997
                                                            ----    -----    ----     ----     ----
                                                                  (IN MILLIONS, EXCEPT RATIOS)
EARNINGS:

   Earnings (loss) before income taxes                      $ 84    1,142    (199)    (362)    (340)
   Add fixed charges (see below)                             225      161     124       59       55
                                                            ----    -----    ----     ----     ----
   Adjusted earnings (loss)                                 $309    1,303     (75)    (303)    (285)
                                                            ====    =====    ====     ====     ====

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:

   Interest expense                                         $220      155     109       43       41
   Distributions on preferred securities of subsidiary        --       --       7       10       10
   Estimated interest factor of operating lease payments       5        6       8        6        4
                                                            ----    -----    ----     ----     ----
   Fixed charges                                             225      161     124       59       55


   Preferred stock requirements, pre-tax                      16       16       6       --        6
                                                            ----    -----    ----     ----     ----
   Combined fixed charges and preferred stock dividends     $241      177     130       59       61
                                                            ====    =====    ====     ====     ====
Ratio of earnings to combined fixed charges and
    preferred stock dividends                               1.28     7.39      NA       NA       NA
                                                            ====    =====    ====     ====     ====

Insufficiency of earnings to cover combined fixed
    charges and preferred stock dividends                     NA       NA     205      362      346
                                                            ====    =====    ====     ====     ====
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